UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: August 30, 2004
                        (Date of Earliest Event Reported)

                      OLYMPIC CASCADE FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)


            Delaware                      001-12629              36-4128138
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


            875 NORTH MICHIGAN AVENUE, SUITE 1560, CHICAGO, IL 60611
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (312) 751-8833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR
           STANDARD; TRANSFER OF LISTING.


      On August 30, 2004, Olympic Cascade Financial Corporation (the "Company") received notice from the staff of The American Stock Exchange ("Amex") indicating that the Company is not in compliance with Section 1003(a)(i) of the Amex Company Guide, in that its stockholders' equity is less than $2 million and it has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years, and with Section 1003(a)(ii) of the Amex Company Guide, in that its stockholders' equity is less than $4 million and it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years, and that its common stock is, therefore, subject to being delisted from the Amex.

      The Company intends to submit a plan to the Amex that it believes will achieve the necessary compliance. Accordingly, the Company has decided to appeal this determination and request an oral hearing before a listing qualifications panel of the Amex. In the event that the Company fails to comply with the listing standards, or the Amex determines that the Company's compliance program is not satisfactory, the Company's common stock may be removed from the Amex and could trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and the price of the Company's common stock, as well as the liquidity of the Company's common stock, may be adversely impacted as a result.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     OLYMPIC CASCADE FINANCIAL CORPORATION

                                     By: /s/ Mark Goldwasser
                                         Mark Goldwasser
                                         President and Chief Executive Officer

Dated: September 3, 2004


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